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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE               CONTACTS:

                                    Bill Newbould (610) 651-6122

                                    Paul Wulfing  (610) 889-4422



                               CENTOCOR COMPLETES
                         CONVERTIBLE DEBENTURE OFFERING

MALVERN, Pa., February 20, 1998 -- Centocor, Inc. (Nasdaq: CNTO) today announced that it has completed its previously announced offering of Convertible Subordinated Debentures due 2005. The size of the offering was increased to $460 million, after giving effect to the exercise in full of the over-allotment option. The Debentures have an annual coupon of 4 3/4%, are convertible into common stock at $49.261 per share, and are not redeemable for three years.

The Debentures have not been registered under the Securities Act of 1933. Accordingly, the Debentures may not be offered or sold in the United States, absent registration or an applicable exemption from the Securities Act registration requirements.

Most of the net proceeds of the offering are expected to be used to pay the $335 million purchase price for the Company's previously announced acquisition of the U.S. and Canadian product rights for RETAVASE (reteplase). The balance will be used to fund, in part, planned capital expenditures and, subject to approval by the Company's Board of Directors, to redeem the Company's outstanding 6 3/4% debentures.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.


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